UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2012

Commission File Number 333-157565

RESOURCE EXCHANGE OF AMERICA CORP.
(Exact name of registrant as specified in its charter)

Florida	26-4065800
(State of incorporation)	(I.R.S. Employer Identification No.)

273 Walt Whitman Road, Suite 306
Huntington Station, NY 11746
(Address of principal executive offices)

631-236-9632
 (Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Appointment of Certain Officers.

On December 12, 2012, Resource Exchange of America Corp. (the “Company”) approved the resignation of Mr. Michael Rhodes as the President, Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer of the Company. Simultaneously, the Company appointed Mr. Mark Dresner to serve as the new Chief Executive Officer and a director of the Company.

On the same day, Mr. Rhodes resigned as a director of the Company.

Mark Dresner is an experienced executive and entrepreneur who has created, developed and operated technology businesses over his thirty-three year career. He was the co-founder of Infinite Technology Group, a New York based technology services provider. Previously, Mr. Dresner held the position of Senior Sales Executive at Digital Equipment Corporation. At Digital Equipment Corporation he was responsible for business development within New York City and, successfully identified and developed high margin, nontraditional markets for the company’s products and services. Early in his career, Mr. Dresner was instrumental in integrating emerging computer and network technologies into product development and marketing for The New York Life Insurance Company.  Mark Dresner has earned both Industry and overall business recognition, including: Entrepreneur of the Year Award, Long Island Fast 50, VAR Business 500, and Inc. Magazine’s Inc. 500 (two-time winner).  Mr. Dresner holds a B.S. degree in Marketing from Long Island University and an M.S. in Computer Science from New York Institute of Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Resource Exchange of America Corp.

Date: December 17, 2012	By:	/s/ Mark Dresner
	Name:	Mark Dresner
	Title:	Chief Executive Officer